Exhibit 10.15

 Harman International

400 Atlantic Street, Suite 1500	Stamford, Connecticut 06901 USA	203.328.3500

January 11, 2009

Rich Sorota
[Address Intentionally Omitted]

Dear Rich:

This letter will serve to confirm that your employment with Harman International Industries, Incorporated (the “Company”) is being terminated effective January 12, 2009 (the “Separation Date”).  This letter will outline for you the important details and items that are associated with your termination including, but not limited to, certain benefits that you may be entitled to under your employment offer letter dated December 11, 2007, copy attached (the “Offer Letter”).

1)	All accrued salary and accrued and unused vacation pay will be paid to you on the Separation Date.

2)
You are 100% vested in your employee contributions and the “basic” employer contribution related to your 401(k) account.  No distribution need be made from the account until age 70 ½ unless you have less than $1,000.00 in your account. If your account balance is less than $1,000.00 you will receive an automatic distribution from the 401(k) plan. If you have any questions regarding your 401(k) account please call Mercer, the Harman 401(k) administrator, at 1-800-685-6542.

3)	The basic and supplemental life insurance benefit and the disability insurance benefits that you were entitled to receive during your employment terminate on the Separation Date.

4)
Medical, dental and vision benefits under current employee benefit plans in which you now participate will continue through the Separation Date.  As required by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), you and your dependents will be given an opportunity to continue to participate in the health benefit plans you and your dependents are participating in today.  Please note that the usual limitations of COBRA will apply with respect to the maximum continuation period (usually 18 months).  You will receive a COBRA election form from the Company’s COBRA administrator, ADP.  Unless otherwise stated below, you will be required to pay the full monthly premium cost plus a 2% administrative charge for any COBRA benefit that you elect to continue participating in.  This is not a guaranty or commitment not to change the terms of any such plans.  The Company reserves the right to make any changes in such benefit plans it deems appropriate.

5)
Salary Continuation Pay, Benefits & Career Planning:  The Company will initiate for you the following salary continuation pay and benefits as outlined under your Offer Letter once we have received the signed enclosed General Release and Agreement for Receipt of Salary Continuation Pay and Benefits (“Release”).  [Please note that you will not be entitled to the following salary continuation pay & benefits unless you sign the enclosed Release within twenty-one (21) calendar days after you receive it and the seven (7) day revocation period following your execution of the Release has expired.]

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Salary Continuation Pay: Total salary continuation pay of $415,000 will be provided and paid to you in two (2) installment payments.   The first installment will be $227,500 (less applicable withholdings and deductions) comprised of one half of your yearly base pay equaling $187,500 plus an additional $40,000.  The second payment will equal $187,500 (less applicable withholdings and deductions), the second half of your yearly base pay.  The first salary continuation payment will be made within 14 days after we receive your signed Release and the revocation period expires.  The second payment will be made on or near July 1, 2009 yet no later than July 15, 2009.

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Benefits:  Full premium payment coverage for COBRA participation through the end of the month in which the Salary Continuation Pay Period ends, provided you make a timely election to continue to participate in the Company’s medical, dental and vision plan(s) pursuant to COBRA for the plans.  The Company’s payment of the COBRA premiums does not extend the coverage period.  If you elect to continue COBRA coverage beyond this period, you will be solely responsible for the payment of any and all premiums for medical, dental and vision insurance.

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Outplacement or Retraining Services:  The Company will provide you with access to outplacement services or retraining services at the Company’s expense.  You may elect to receive either outplacement services or retraining services, but not both.  Your election of this service must be made within 30 days after receipt by the Company of your signed Release.  The Company will provide you with further details on these services.

6)
You will be asked to participate in an exit interview process that will assist you and the Company with finalizing the above details of your separation.  At this exit interview you will also be asked to return all Company property such as laptop, blackberry, cell phone, corporate credit cards, security access badges, parking permits, etc.

7)
Please provide a copy of your current automobile lease as we are required to add additional inputted income to your 2008 W-2 which was not included in your earnings during the last three (3) months of 2008.  You will receive an adjusted W-2, a W-2c, at the same time you receive your 2008 Harman W-2 around the end of January of 2009.

8)	Your restricted stock award of 5,500 shares will automatically fully vest.

9)	The Offer Letter shall be terminated as of the Separation Date.

You have twenty-one (21) calendar days to consider whether or not to sign the enclosed Release and should consult with legal counsel before signing it, but may not sign the Release until on or after your last day of work.  The signed Release is to be addressed and sent or hand-delivered to the attention of Michael Scarpa, VP Corporate HR & Global Rewards at 400 Atlantic Street, 15th floor, Stamford, CT 06901.

We thank you for your service to the Company and wish you the best in your future endeavors.

Very truly yours,

/s/ Michael Scarpa

E. Michael Scarpa
Vice President – Corporate HR and Global Rewards
Harman International

ACCEPTED AND AGREED:

/s/ Richard Sorota
Richard Sorota

01/29/09
Date:

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